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                                                                 EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Boyd Gaming Corporation (Boyd Gaming) on Form S-3 relating to the offering of $200 million of Senior Notes of Boyd Gaming of our report dated March 15, 1996, except for footnote 11 for which the date is May 23, 1996, relating to the consolidated financial statements of Par-A-Dice Gaming Corporation as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in the Current Report of Boyd Gaming on Form 8-K dated June 7, 1996.

We also consent to the reference to our firm under the caption "Experts".

COOPERS & LYBRAND L.L.P.

Chicago, Illinois
June 7, 1996